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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-196465

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Common units representing limited partner interests	$440,896,317	$56,787.45

(1)
Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

(2)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the Company's Registration Statement on Form S-3 (File No. 333-196465) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT
(To prospectus dated June 2, 2014)

Emerge Energy Services LP

3,515,388 Common Units
Representing Limited Partner Interests

              All of the common units offered by this prospectus supplement are being sold by the selling unitholders identified in this prospectus supplement. We will not receive any of the proceeds from this offering.

              Our common units are listed on the New York Stock Exchange under the symbol "EMES." On June 19, 2014, the last reported sales price of our common units on the New York Stock Exchange was $112.85 per common unit.

              Investing in our common units involves risks that are described in the "Risk Factors" section beginning on page S-10 of this prospectus supplement.

	Per Common Unit	Total
Public offering price	$109.06	$383,388,215
Underwriting discount	$3.8171	$13,418,587
Proceeds, before expenses, to the selling unitholders	$105.2429	$369,969,628

              The underwriters may also exercise their option to purchase up to an additional 527,307 common units from the selling unitholders, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The underwriters expect to deliver the common units on or about June 25, 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities
Citigroup		J.P. Morgan
Goldman, Sachs & Co.		UBS Investment Bank

Co-Managers

Baird		Stifel
BB&T Capital Markets	William Blair	Cowen and Company
PNC Capital Markets LLC		Wunderlich Securities

The date of this prospectus supplement is June 20, 2014.

              You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common units. The second part is the accompanying base prospectus, which provides more general information. Generally, when we use the term "prospectus," we are referring to both parts combined. If the information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

              In making an investment decision, prospective investors must rely on their own examination of the Partnership and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar laws or regulations.

              Any statement made in this prospectus, any free writing prospectus authorized by us or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any free writing prospectus authorized by us or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where You Can Find More Information" on page S-22 of this prospectus supplement.

INDUSTRY AND MARKET DATA

              The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified such information and there can be no assurance as to the completeness or accuracy of such information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              Certain statements and information included in this prospectus supplement and the information incorporated by reference in this prospectus supplement contain or may contain forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words "will," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our expected revenues, our future profitability, our expected capital expenditures (including for maintenance or expansion projects and environmental expenditures) and the impact of such expenditures on our performance, and the costs of operating as a publicly traded limited partnership. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under "Risk Factors" in our most recent Annual Report on Form 10-K, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

  •
  failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract;

  •
  competitive conditions in our industry;

S-ii

  •
  the amount of frac sand we are able to excavate and process, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

  •
  the volume of frac sand we are able to sell;

  •
  the price at which we are able to sell frac sand;

  •
  changes in the long-term supply of and demand for oil and natural gas;

  •
  volatility of fuel prices;

  •
  unanticipated ground, grade or water conditions at our sand mines;

  •
  actions taken by our customers, competitors and third-party operators;

  •
  our ability to complete growth projects on time and on budget;

  •
  inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

  •
  environmental hazards;

  •
  industrial accidents;

  •
  changes in laws and regulations (or the interpretation thereof) related to the mining and hydraulic fracturing industries, silica dust exposure or the environment;

  •
  inability to acquire or maintain necessary permits or mining or water rights;

  •
  facility shutdowns in response to environmental regulatory actions;

  •
  inability to obtain necessary production equipment or replacement parts;

  •
  reduction in the amount of water available for processing;

  •
  labor disputes and disputes with our excavation contractor;

  •
  late delivery of supplies;

  •
  difficulty collecting receivables;

  •
  inability of our customers to take delivery or our products;

  •
  changes in the price and availability of transportation;

  •
  fires, explosions or other accidents;

  •
  cave-ins, pit wall failures or rock falls; and

  •
  the effects of future litigation.

              You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

S-iii

SUMMARY

              This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common units. For a more complete understanding of this offering and our common units, you should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference, including our historical financial statements and the notes to those financial statements, which are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2013. Please read "Where You Can Find More Information" on page S-22 of this prospectus supplement. Please read "Risk Factors" beginning on page S-10 of this prospectus supplement and the other documents incorporated by reference to which that section refers for more information about important risks that you should consider carefully before investing in our common units.

              Unless the context otherwise requires, references in this prospectus supplement to "the Partnership," "we," "our," "us" and like terms refer to Emerge Energy Services LP and our subsidiaries, unless the context otherwise requires or where otherwise indicated. References in this prospectus to "Emerge GP" refer to Emerge Energy Services GP LLC, our general partner. References in this prospectus to "Insight Equity" refer to Insight Equity Management Company LLC and its affiliated investment funds and its controlling equity owners, Ted W. Beneski and Victor L. Vescovo. References in this prospectus to "Emerge Holdings" refer to Emerge Energy Services Holdings LLC, a Delaware limited liability company owned by Insight Equity that controls our general partner. We conduct our Sand operations through our subsidiary Superior Silica Sands LLC, or "SSS," and our Fuel operations through our subsidiaries Allied Energy Company LLC, or "AEC," and Direct Fuels LLC, or "Direct Fuels."

 Emerge Energy Services LP

              We are a publicly traded limited partnership formed in 2012 by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets.

              Our current operations are organized into two service-oriented business segments: our Sand segment and our Fuel segment. Through our Sand segment, we are engaged in the businesses of mining, processing, and distributing silica sand, a key input for the hydraulic fracturing of oil and gas wells. Our Fuel segment processes transmix, distributes refined motor fuels and renewable fuels, operates bulk motor fuel storage terminals, and provides complementary services. We believe this diverse set of operations provides a stable cash flow profile when compared to companies with only one line of business.

              We conduct our Sand operations through our subsidiary SSS and our Fuel operations through our subsidiaries Direct Fuels and AEC. We believe that our subsidiary brands, especially our SSS brand, have significant name recognition and a strong reputation with our customers.

Business Strategies

              Our primary business objective is to generate stable cash flows that will enable us to pay quarterly distributions to our unitholders and to increase our quarterly cash distributions over time. We intend to accomplish this objective by executing the following strategies:

  •
  Focus on business results and total distributions.  We focus on optimizing our business results and maximizing total distributions. The board of directors of our general partner adopted a policy under which distributions for each quarter are equal to the amount of available cash we generate each quarter. In addition, our general partner has a non-economic general partner interest and no incentive distribution rights, and, accordingly, all of our unitholders, including our sponsor, receive 100% of our distributions of available cash on a pro rata basis.

  •
  Seek contractual cash flow stability.  In our Sand segment, we intend to continue securing long-term take-or-pay, fixed-volume, and efforts-based contracts with existing and new customers in order to cover the substantial majority of our production capacity. Currently, 87% of our production capacity at our New Auburn, Wisconsin and Barron, Wisconsin facilities is covered by long-term contracts, and 93% and 69% of our sand sales in the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, were to contracted customers. As of June 10, 2014, we had long-term supply contracts in place for committed volumes of approximately 5.5 million tons of sand per year, and the weighted average remaining duration of these contracts was approximately 4.4 years. In our Fuel segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale fuel and the sales price of the refined products fluctuates in a narrow range. In addition, we typically resell our refined products within 7 to 12 days after acquiring our transmix, wholesale fuel and other feedstock supply, which reduces our exposure to fluctuations in the underlying indices. We also seek to lease additional space in our terminal tanks to refiners and large fuel wholesalers, where we can capture both fixed monthly margins and fixed per-gallon throughput margins that are independent of the underlying commodity price. In addition, we also enter into financial hedging arrangements to partially mitigate our direct exposure to commodity price and market index fluctuations.

  •
  Capitalize on compelling industry fundamentals.  We believe the frac sand market offers attractive long-term growth fundamentals, and we expect to continue to position ourselves as a producer of coarse, high-quality "Northern White" frac sand located in Wisconsin's Jordan, St. Peter and Wonewoc formations. Over the past several years, the demand for frac sand in the United States and Canada has grown significantly, primarily as a result of increased horizontal drilling, technological advances that allowed for the development of many unconventional resource formations, increased proppant use per well and cost advantages over other proppants such as resin coated sand and ceramic alternatives. In particular, the demand for coarse Northern White sand, such as the type we mine and sell from our Wisconsin facilities, is very strong among end users who are focused on the extraction of oil and liquids-rich natural gas. We believe frac sand supply will continue to be constrained by a variety of factors, including but not limited to: (i) the difficulty in finding reserves suitable for use as frac sand, which are largely limited to select areas of the United States and which must meet the technical specifications of the American Petroleum Institute (the "API"); (ii) challenges associated with locating contiguous reserves of frac sand sufficient to justify the capital investment required to develop a mine and processing plant; and (iii) securing necessary local, state and federal permits required for operations. It has been our observation that spot market prices have strengthened since our initial public offering on May 14, 2013, especially for the coarser grades, and we believe that we are well positioned to increase our average selling price through new spot and contract sales.

  •
  Capitalize on organic growth opportunities and optimize existing assets.  We intend to focus on organic growth opportunities that complement our existing asset base or provide attractive returns in new geographic areas or business lines. In our Sand segment, we continue to seek to sell our full capacity at our newly-constructed Barron facility, as well as find alternative markets for sales of our native sand product at our Kosse, Texas facility. We are also constructing two new mines and wet plants near our New Auburn and Barron facilities, which we expect to be completed by the end of the first quarter of 2015 and which we further expect to significantly lower our average cost of sand upon completion. In our Fuel segment, we believe there are several opportunities to contract additional transmix supplies, which we can process using existing excess capacity, and increase both wholesale and terminal volumes.

  •
  Access new and adjacent markets using existing capabilities.  We are exploring and will continue to explore opportunities to expand our businesses into new markets by leveraging our existing operations and our historical experiences. In our Sand segment, we will continue to pursue opportunities created by the demand for our reserves and to use our surplus processing and storage capacity in order to meet the needs of our customers. We also developed a total supply chain solution for our customers, designed to deliver sand anywhere from the railcar at the mine to within 60 miles of the wellhead. We believe this supply chain solution provides our customers with a streamlined order process that yields a lower total delivered product cost while generating incremental earnings for us and enabling us to reach a broader set of customers. For example, given our multiple railroad, trucking and barging logistics capabilities, we have started to explore potential sales opportunities in Central and South American countries. We have also identified dedicated logistics partners in Mexico should that market open up to Northern White frac sand over the next several years. If such opportunities materialize, we would expect to select our customers in those countries by employing the same disciplined financial criteria that we have used with respect to our existing customers. In our Fuel segment, we built the capability to blend additives into our refined products, which allows us to sell branded petroleum products in addition to unbranded products, and which we believe was critical to allow us to source new terminaling customers in the past year. We also intend to leverage our existing customer relationships to expand our footprint in Dallas-Fort Worth and Birmingham and their adjacent markets.

  •
  Grow business through strategic and accretive business or asset acquisitions.  We plan to selectively pursue accretive acquisitions in our areas of operation that we believe will allow us to realize operational efficiencies by capitalizing on our existing infrastructure, personnel and commercial relationships in energy services, and we may also seek acquisitions in new geographic areas or complementary business lines. For example, we have identified several highly attractive frac sand deposits and developments in properties adjacent to or in close proximity to our existing Wisconsin operations, allowing for the opportunity to contract additional reserves and additional finished product capacity. We also believe that we can replicate our transmix, wholesale and terminal business activities successfully in other regions of the United States.

  •
  Maintain financial strength and flexibility.  We intend to maintain financial strength and flexibility to enable us to pursue our growth strategy, including acquisitions, organic growth and asset optimization opportunities as they arise. As of March 31, 2014, we had $5.2 million of cash on hand and cash equivalents and $76.9 million of additional liquidity available under our revolving credit facility.

Competitive Strengths

              We believe that we are well positioned to successfully execute our business strategies because of the following competitive strengths:

  •
  High quality, strategically located assets.  We currently operate several scalable frac sand production facilities in and around New Auburn, Wisconsin, Barron, Wisconsin and Kosse, Texas. As of December 31, 2013, our facilities in Wisconsin are supported by approximately 80.2 million tons of proven recoverable sand reserves and our facility in Texas is supported by approximately 28.2 million tons of proven recoverable sand reserves. We believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) compared to other Northern White deposits located in Wisconsin's Jordan, Mt. Simon, St. Peter and Wonewoc formations. Our recent sample boring data and production data indicated that our Wisconsin reserves contain deposits of nearly 35% 40 mesh or coarser substrate, with our Barron reserves being comprised of more than 60% 50 mesh or coarser substrate. We are also one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of widely-used frac sand on the market, of which we believe we are the market's largest supplier. Our access to coarse sand provides us with lower processing costs relative to mines with finer sand reserves and enables us to better serve the current levels of high demand for coarse frac sand that is related to increased hydraulic fracturing activities focused on the recovery of oil and liquids-rich gas in the United States.

    Our transmix facilities are centrally located in the Dallas-Fort Worth and Birmingham metropolitan areas. The population in these areas is forecasted to increase at a weighted growth rate greater than the national average between 2010 and 2030, which is expected to drive incremental demand for the products and services we offer through our Fuel segment. Because pipelines typically represent the most economical means of transporting petroleum products, proximity to refined products pipelines is critical to the economic success of our transmix, wholesale and terminal operations. We are able to receive products via two different pipelines owned by the Explorer Pipeline Company and one owned by a major independent refiner at our facility in the Dallas-Fort Worth metropolitan area and via the Plantation and Colonial pipelines at our Birmingham facility.

  •
  Stable cash flows.  In our Sand segment, we currently sell our products primarily under long-term supply agreements. A portion of our supply agreements are take-or-pay contracts under which the customer will be obligated to pay us an amount designed to compensate us, in part, for lost margins for the applicable contract year on any minimum annual volumes that are not purchased by that customer. Any sales of the shortfall volumes to other customers on the spot market would provide additional margin on these volumes. Collectively, sales to customers with take-or-pay or fixed-volume sales agreements in 2013 and 2012 accounted for 73% and 91% of our total Sand segment sales, respectively. Total sales to customers under all long-term contracts, including take-or-pay, fixed-volume and efforts-based contracts, accounted for 93% and 92% of our total Sand segment sales in 2013 and 2012, respectively.

    In our Fuel segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale supply and the sales price of the refined products fluctuate in a fairly narrow range. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase 49% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 48 months, with a volume-weighted average remaining duration of 9.6 months as of March 31, 2014. In addition, we have throughput agreements with major refining and fuel marketing companies with terms of up to 48 months, which provide stable, fee-based revenue.

  •
  Intrinsic logistics advantage.  In our Sand segment, the logistics capabilities of our New Auburn and Barron facilities enable us to serve all major United States and Canadian oil and natural gas producing basins. Our New Auburn facility has 4.5 miles of on-site rail track linked to a rail line owned by Union Pacific and our Barron facility has 3.5 miles of on-site rail track tied into a Canadian National rail line. Between our two Wisconsin facilities, we have storage space for over 850 railcars. As of June 17, 2014, we had a total of 4,673 railcars in our fleet, including 1,431 dedicated customer cars and 3,242 railcars under lease with a weighted average remaining term of 53 months. We have another 2,300 railcars under order for delivery in 2014 and early 2015. We currently have 12 transload facilities in North America, each of which is positioned to serve a number of our target markets.

    Our logistics capabilities enable efficient loading of sand and minimize rail car turnaround times, and our processing facilities are able to accommodate unit trains. We believe we are one of a small number of frac sand producers connected to more than one Class One rail line, and this provides us with the capability to serve virtually all North American shale plays economically using a single-line haul, which reduces transit time and freight cost for our customers.

  •
  Low cost operating structure.  We believe that our operations are characterized by an overall low cost structure, which permits us to capture attractive margins in the industries in which we operate. Our low cost structure is a result of the following key attributes:

    •
    close proximity of our silica reserves to our processing plants, which reduces operating costs;

    •
    expertise in designing, building, maintaining and operating advanced frac sand processing, storage and loading facilities and transmix processing and storage assets;

    •
    after satisfying our minimum purchase obligations, a large proportion of the costs we incur in our Sand segment are only incurred when we produce saleable frac sand;

    •
    proximity to major sand and fuel logistics infrastructure, minimizing transportation and fuel costs and headcount needs;

    •
    mineral royalty expenses that were less than 1.7% of our Sand revenues in 2013;

    •
    enclosed dry plant operations which allow full run rates in winter months, increasing plant utilization; and

    •
    a diversified and growing customer base spread across nearly every major shale play in North America.

  •
  Significant organic growth capacity.  We continue to capitalize on the capacity at our Barron facility, which commenced operations in late December 2012. For the year ended December 31, 2013 and the three months ended March 31, 2014, we produced and sold 1.2 million tons and 490,000 tons, respectively, through this facility, equivalent to capacity utilization of 50% and 82%. We expect to use the remaining capacity to continue to establish new customer relationships through new long-term contracts and to enter into spot sales at favorable market prices, which have been higher than long-term contract prices in the recent past. In addition, we believe that this capacity will continue to position us well to attract customers currently relying on other frac sand producers when those customers have the opportunity to renegotiate their sand supply contracts or seek out a new supplier.

  •
  Strong reputation with our customers, suppliers and other constituencies.  Our management and operating teams have developed longstanding relationships with our customers, suppliers and other constituencies. We currently sell to ten of the eleven largest North American hydraulic fracturing service providers. Based on our track record of dependability, timely delivery and high-quality products that consistently meet customer specifications, we believe that we are well positioned to secure additional contracted commitments in the future, and that our product mix and customer service will continue to benefit our reputation within the frac sand industry. In our Fuel segment, we have established long-term supply relationships with major refining, midstream and marketing companies that provide us with a steady source of supply at competitive prices.

  •
  Ability to identify and respond to changing market dynamics.  We believe we have designed our assets and business model to permit us to adapt to changing market conditions. For example, our Wisconsin facilities can optimize our production mix so that up to 20% of our production volume can fluctuate between coarse and fine sands. This optimization does not significantly impact our production yields or costs, yet we can still meet all API specifications, thereby allowing us the flexibility to respond efficiently to shifts in pricing and customer demand dynamics. We have also identified opportunities to utilize excess dry plant capacity at our Kosse, Texas frac sand processing facility to provide additional product offerings to our customers in the southwestern United States. Finally, we have significant reserves of fine mesh sand and believe that we will be well positioned to capture opportunities created by changing market trends in the relative prices of crude oil and dry natural gas.

  •
  Experienced management team with industry specific operating and technical expertise.  The top three management team members of our Sand segment have more than 75 years of combined industry experience. They have managed numerous frac sand mining and processing plants, successfully led acquisitions in the industry and developed multiple greenfield industrial minerals mining and processing operations. Most recently, this management team identified our existing Wisconsin facilities and designed, permitted and commenced each facility's operations within 12 months. We believe that our customers value our dedication to customer service, our reliable delivery, and our focus on high-quality product and that these give us a competitive advantage in the market. In addition, because of the experience of our staff, we believe that we are able to operate our sand facilities at a much lower cost per-ton than our competition.

    The top five management team members of our Fuel segment have significant experience and complementary skills in the areas of transmix processing, acquiring, integrating, financing and managing refined product terminals and biodiesel manufacturing and have in excess of 100 years of combined industry experience.

Our Relationship with Insight Equity

              All of the equity interests in Emerge GP are owned by Emerge Energy Services Holdings LLC, which is 80% owned by affiliates of Insight Equity Holdings, LLC and 20% owned by Ted W. Beneski. Founded in 2002, Insight Equity makes control investments in strategically viable, middle market, asset-intensive companies across a wide range of industries. Insight Equity has committed approximately $625 million to 13 investments in North America.

              After giving effect to this offering and assuming that the underwriters do not exercise their option to purchase any additional common units, Insight Equity will own approximately 31% of our limited partner interests. Please read "Selling Unitholders."

Principal Executive Offices and Internet Address

              We are a limited partnership formed under the laws of the State of Delaware. Our principal executive offices are located at 180 State Street, Suite 225, Southlake, TX 76092, and our telephone number is (817) 865-5830. Our website is located at www.emergelp.com. We make available our periodic reports and other information filed with or furnished to the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Partnership Structure

              The table and diagram below illustrate our organization and ownership after giving effect to this offering, assuming that the underwriters do not exercise their option to purchase additional common units:

Insight Equity
7,314,687 Units
100%
Ownership
Interest
Emerge Energy
Services Holdings
LLC
Officers, Employees,
and Other Private
Investors
1,486,616 Units
100% Ownership Interest
Emerge Energy Services GP
LLC
(the General Partner)
Public Unitholders
14,911,719 Common
Units
6.27% Limited
Partner Interest
Non-Economic General Partner Interest
62.88% Limited
Partner Interest
30.85% Limited
Partner Interest
Emerge Energy Services LP
NYSE: EMES
(The Partnership)
100% Ownership Interest
Emerge Energy
Services Operating
LLC
100% Ownership Interest
Emerge
Energy
Distributors
Inc.
Superior Silica
Sands LLC
("SSS")
Direct Fuels,
LLC
("Direct Fuels")
Allied Energy
Company
LLC
("AEC")

 THE OFFERING

Common units offered by the selling unitholders	3,515,388 common units.
Option to purchase additional common units from the selling unitholders	527,307 common units.
Units outstanding before and after this offering	23,713,022 common units.
Use of proceeds	We will not receive any of the proceeds from the sale of common units by the selling unitholders. Please read "Use of Proceeds."
Cash distributions

Our general partner has adopted a cash distribution policy that requires us to distribute all of the available cash we generate in such quarter. Available cash for each quarter is determined by the board of directors of our general partner following the end of such quarter. Available cash for each quarter generally equals our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, accrued but unpaid expenses, reimbursement of expenses incurred by our general partner and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate. Please read "How We Make Cash Distributions" in the accompanying base prospectus.

On May 14, 2014, we paid a quarterly cash distribution to our limited partners of $1.13 per common unit for the first quarter of 2014.
Issuance of additional common units	We can issue an unlimited number of units without the consent of our unitholders. Please read "The Partnership Agreement—Issuance of Additional Partner Interests" in the accompanying base prospectus.
Limited voting right

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class, including any units owned by our general partner and its affiliates, including Insight Equity.

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2016, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 25% or less of the cash distributed to you with respect to that period. Please read "Material Tax Considerations" in this prospectus supplement.

Material tax consequences

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Considerations" in this prospectus supplement and "Material Income Tax Consequences" in the accompanying base prospectus.

Exchange listing	Our common units are listed on the NYSE under the symbol "EMES."
Risk factors

You should carefully read and consider the information beginning on page S-10 of this prospectus supplement set forth under the heading "Risk Factors" and all other information in this prospectus, including the information incorporated by reference, before deciding to invest in our common units.

RISK FACTORS

              Our business is subject to uncertainties and risks. Before you invest in our common units you should carefully consider the risk factors beginning on page 2 of the accompanying base prospectus and those included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment. Please also read "Cautionary Statement Regarding Forward-Looking Statements."

 USE OF PROCEEDS

              We will not receive any of the net proceeds from the sale of the common units by the selling unitholders. We expect to incur approximately $400,000 of expenses in connection with this offering. The selling unitholders will pay all underwriting discounts and commissions in connection with this offering.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

              Our common units are listed on the NYSE under the symbol "EMES." The last reported sale price of our common units on the NYSE on June 19, 2014 was $112.85. As of June 18, 2014, we had 23,713,022 common units issued and outstanding and approximately 11 common unitholders of record. The following table sets forth the range of high and low sales prices of the common units on the NYSE, as well as the amount of cash distribution paid per common unit for the periods indicated.

	Common Unit Price
			Distributions per Common Unit
Quarter Ended	High	Low		Record Date	Payment Date
June 30, 2014 (through June 19, 2014)	$114.50	$59.60	(1)	(1)	(1)
March 31, 2014	62.69	42.28	$1.13	May 6, 2014	May 14, 2014
December 31, 2013	45.03	29.99	1.00	February 6, 2014	February 14, 2014
September 30, 2013	33.00	20.06	0.86	November 6, 2013	November 14, 2013
June 30, 2013(2)	21.44	16.44	0.70	August 6, 2013	August 14, 2013

(1)
The distributions attributable to the quarter ending June 30, 2014 have not yet been declared or paid. We are required to declare and pay quarterly cash distributions within 45 days following the end of the quarter.

(2)
From May 8, 2013, the day our common units began trading on the NYSE, through June 30, 2013. We closed our initial public offering on May 14, 2013 and, therefore, made a prorated cash distribution for the quarter ended June 30, 2013.

 SELLING UNITHOLDERS

              This prospectus supplement covers the offering of 3,515,388 common units owned by the selling unitholders listed in the table below.

              The common units owned by Insight Equity Management Company, LLC and Ted Beneski were issued in a private placement of common units pursuant to the Contribution, Conveyance and Assignment Agreement, dated May 14, 2013, between us, Emerge GP, Emerge Holdings, Emerge Operating and certain other parties thereto, as partial consideration for their contribution of certain assets to us. The other selling unitholders acquired the common units offered by this prospectus through our directed unit program in our initial public offering, in open market transactions or as awards under our long-term incentive plan.

              The following table sets forth information relating to the selling unitholders as of June 18, 2014 based on information supplied to us by the selling unitholders on or prior to that date. Except as noted herein, to our knowledge, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of the common units described below.

	Common units beneficially owned prior to the offering			Common units beneficially owned after the offering(1)
			Common units being offered(1)
Name of Selling Unitholders	Number	Percentage(2)		Number	Percentage(2)
Superior Silica Resources LLC(3)	9,397,129	39.63%	2,798,165	6,598,964	27.83%
Allied Energy Company Resources LLC(3)	1,019,212	4.30	303,489	715,723	3.09
Ted Beneski(4)	858,768	3.62	255,819	602,949	2.54
Rick Shearer(5)	167,826	*	64,660	103,166	*
Warren Bonham(6)(7)	45,922	*	38,885	7,037	*
Justin Renfro(7)(8)	16,465	*	16,465	—	*
Richard L. DeShazo(7)(9)	10,083	*	8,583	1,500	*
Terry Nevels(7)(8)	7,356	*	7,356	—	*
Scott Lambert(7)(8)	5,080	*	5,080	—	*
Keath Hance(7)(8)	6,056	*	5,001	1,055	*
Josh Clements(7)(8)	5,113	*	4,261	852	*
Felicia Hardwick(10)	5,722	*	1,704	4,018	*
Rick Parrot(7)(8)	2,127	*	1,227	900	*
Herb Jernigan(7)(8)	1,927	*	1,227	700	*
Kevin Clark(11)	3,529	*	1,262	2,267	*
Eliot Kerlin(12)	3,500	*	1,043	2,457	*
Brad Buser(10)	3,300	*	983	2,317	*
Tiffany Perez(10)	500	*	149	351	*
Andrew Boisseau(10)	100	*	29	71	*

*
Less than 1%

(1)
Assumes that the underwriters do not exercise their option to purchase additional common units.

(2)
Based on 23,713,022 common units outstanding as of June 18, 2014.

(3)
The selling unitholder is a wholly owned subsidiary of Insight Equity. Insight Equity has an 80% equity interest in Emerge Energy Services Holdings LLC, which owns all of the equity interests in Emerge GP, the general partner of the Partnership. Ted W. Beneski and Victor L. Vescovo are the controlling equity owners of Insight Equity and its affiliated investment funds.

(4)
Mr. Beneski has been the chairman of the board of directors of Emerge GP since our initial public offering on May 14, 2013 and is one of the controlling equity owners of Insight Equity. Mr. Beneski also has a 20% equity interest in Emerge Energy Services Holdings LLC, which owns all of the equity interests in Emerge GP.

(5)
Mr. Shearer has been the chief executive officer of Emerge GP since our initial public offering.

(6)
Mr. Bonham has been a member of the board of directors and a vice president of Emerge GP since our initial public offering. Mr. Bonham is also a partner at Insight Equity.

(7)
The common units offered by this prospectus are issuable pursuant to phantom unit awards granted at our initial public offering that will vest upon Insight Equity's entry into the underwriting agreement among the Partnership, the other selling unitholders and the underwriters in connection with this offering.

(8)
The selling unitholder has been an employee of Emerge GP since our initial public offering.

(9)
Mr. DeShazo has been the chief accounting officer of Emerge GP since our initial public offering.

(10)
The selling unitholder has been an employee of Insight Equity since our initial public offering.

(11)
Mr. Clark has been an independent member of the board of directors of Emerge GP since our initial public offering.

(12)
Mr. Kerlin has been a member of the board of directors of Emerge GP since our initial public offering.

              We will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus, other than the underwriting discounts and commissions.

              None of the selling unitholders is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

              Because Insight Equity owns a substantial amount of our limited partner interests and controls our general partner, Insight Equity and its affiliates, as affiliates of Emerge Energy Services LP, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and, as a result, may be deemed to be making a primary offering of securities, indirectly, on our behalf.

MATERIAL TAX CONSIDERATIONS

              The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Although this section updates and adds information related to certain tax considerations, it should be read in conjunction with the risk factors included under the caption "Tax Risks to Common Unitholders" in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and with "Material Income Tax Consequences" in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. The following discussion is limited as described under the caption "Material Income Tax Consequences" in the accompanying base prospectus.

              Prospective unitholders are encouraged to consult with their own tax advisors about the federal, state, local and foreign tax consequences particular to their own circumstances. In particular, ownership of common units by tax-exempt entities, including employee benefit plans and IRAs, and foreign investors raises issues unique to such persons. The relevant rules are complex, and the discussions herein and in the accompanying base prospectus do not address tax considerations applicable to tax-exempt entities and foreign investors, except as specifically set forth in the accompanying base prospectus. Please read "Material Income Tax Consequences—Tax-Exempt Organizations and Other Investors" in the accompanying base prospectus.

Ratio of Taxable Income to Distributions

              We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2016, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 25% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

              The actual ratio of allocable taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

  •
  the earnings from operations exceed the amount required to make the forecasted annual distribution on all common units, yet we only distribute forecasted annual distribution on all common units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

 UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling unitholders and the underwriters, the selling unitholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling unitholders, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated	632,777
Morgan Stanley & Co. LLC	492,154
Wells Fargo Securities, LLC	492,154
Citigroup Global Markets Inc.	351,538
J.P. Morgan Securities LLC	351,538
Goldman, Sachs & Co.	281,231
UBS Securities LLC	281,231
Robert W. Baird & Co. Incorporated	140,615
Stifel, Nicolaus & Company, Incorporated	140,615
BB&T Capital Markets, a division of BB&T Securities, LLC	70,307
William Blair & Company, L.L.C.	70,307
Cowen and Company, LLC	70,307
PNC Capital Markets LLC	70,307
Wunderlich Securities, Inc.	70,307
Total	3,515,388

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We and the selling unitholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us and the selling unitholders that the underwriters propose initially to offer the common units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $2.29 per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling unitholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common unit.

	Per Common Unit	Without Option	With Option
Public offering price	$109.06	$383,388,215	$440,896,317
Underwriting discount	$3.8171	$13,418,587	$15,431,371
Proceeds, before expenses, to the selling unitholders	$105.2429	$369,969,628	$425,464,946

              The expenses of the offering, not including the underwriting discount, are estimated at $400,000 and are payable by us.

Option to Purchase Additional Common Units

              The selling unitholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 527,307 additional common units at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common units proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We and the selling unitholders, our executive officers and directors have agreed not to sell or transfer (including by way of hedging transactions) any common units or securities convertible into, exchangeable for, exercisable for, or repayable with common units, for 60 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

New York Stock Exchange Listing

              The common units are listed on the New York Stock Exchange under the symbol "EMES."

Price Stabilization, Short Positions

              Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the common units may only be made to persons (the "Exempt Investors"), who are:

    (a)
    "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

    (b)
    "wholesale clients" (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

              The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

              This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the European Economic Area

              In relation to each member state of the European Economic Area (each, a relevant member state), other than Germany, an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

              We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in Germany

              This prospectus supplement has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

              This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in Hong Kong

              No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Netherlands

              The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

              This prospectus supplement is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

              We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus supplement] may only be distributed in or from

Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in the United Kingdom

              Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

  (i)
  if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (ii)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (iii)
  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

VALIDITY OF THE COMMON UNITS

              The validity of the common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the selling unitholders by Latham & Watkins LLP, Houston, Texas.

EXPERTS

              The financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

              The information in this prospectus supplement relating to the estimates of our proven recoverable reserves associated with our mining operations in New Auburn, Wisconsin incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report prepared by Short Elliot Hendrickson Inc., an independent mining and geological consulting firm. This information is included in this prospectus supplement upon the authority of said firm as an expert.

              The information in this prospectus supplement relating to the estimates of our proven recoverable reserves associated with our mining operations in Barron, Wisconsin incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report prepared by Cooper Engineering Company, Inc., an independent mining and geological consulting firm. This information is included in this prospectus supplement upon the authority of said firm as an expert.

              The information in this prospectus supplement relating to the estimates of our proven recoverable reserves associated with our mining operations in Kosse, Texas incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report prepared by Westward Environmental, Inc., an independent mining and geological consulting firm. This information is included in this prospectus supplement upon the authority of said firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

              The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and that is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

              We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed to be furnished and not filed with the SEC under Item 2.02 or 7.01), until all the common units offered hereby are sold:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 25, 2014;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 9, 2014;

  •
  Our Current Reports on Form 8-K, as filed with the SEC on March 31, 2014, May 5, 2014 and June 13, 2014; and

  •
  The description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35912) as filed with the SEC on May 6, 2013.

              You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Emerge Energy Services LP
Investor Relations
180 State Street, Suite 225,
Southlake, TX 76092
(817) 865-5830

              We also make available free of charge on our internet website at www. emergelp.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

PROSPECTUS

Emerge Energy Services LP

Common Units Representing Limited Partner Interests
Debt Securities
Guarantees

        We may from time to time, in one or more offerings, offer and sell common units representing limited partner interests in Emerge Energy Services LP or debt securities described in this prospectus. The debt securities may be issued by Emerge Energy Services LP or co-issued by Emerge Energy Services Finance Corporation, and may be guaranteed by one or more of our subsidiaries. We refer to the common units and the debt securities collectively as the "securities."

        This prospectus describes only the general terms of these securities and the general manner in which we or any selling securityholder will offer the securities. The specific terms of any securities offered hereby will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in the securities will be offered and also may add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

        The securities may be offered and sold in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

        Our common units are traded on the New York Stock Exchange, or the NYSE, under the symbol "EMES."

        Investing in our securities involves risks. You should carefully consider the factors described under "Risk Factors" beginning on page 2 of this prospectus and any similar section contained in the applicable prospectus supplement before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2014.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a "shelf" registration process or continuous offering process.

        This prospectus provides you with a general description of Emerge Energy Services LP and the securities that are registered hereunder that may be offered. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

        A prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read "Where You Can Find More Information." You are urged to read carefully this prospectus and any attached prospectus supplements relating to the securities offered to you, together with the additional information described under the heading "Where You Can Find More Information," before investing in our common units or debt securities.

        References in this prospectus to "the Partnership," "we," "our," "us" and like terms refer to Emerge Energy Services LP and our subsidiaries, unless the context otherwise requires or where otherwise indicated. References in this prospectus to "Emerge GP" refer to Emerge Energy Services GP LLC, our general partner. References in this prospectus to "Insight Equity" refer to Insight Equity Management Company LLC and its affiliated investment funds and its controlling equity owners, Ted W. Beneski and Victor L. Vescovo. References in this prospectus to "Emerge Holdings" refer to Emerge Energy Services Holdings LLC, a Delaware limited liability company owned by Insight Equity that controls our general partner. We conduct our Sand operations through our subsidiary Superior Silica Sands LLC, or "SSS," and our Fuel operations through our subsidiaries Allied Energy Company LLC, or "AEC," Direct Fuels LLC, or "Direct Fuels," and Emerge Energy Distributors Inc., or "Distributor." References to "our operating companies" refer to Emerge Energy Services Operating LLC, or "Emerge Operating," Distributors, SSS, AEC, and Direct Fuels.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC's public reference room. Our SEC filings are available on the SEC's website at http://www.sec.gov. We also make available free of charge on our website at http://www.emergelp.com, all materials that we file electronically with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until the termination of the registration statement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 25, 2014;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 9, 2014

  •
  our Current Reports on Form 8-K filed on March 31, 2014 and May 5, 2014; and

  •
  the description of our common units contained in our registration statement on Form 8-A (File No. 001-35912) filed on May 6, 2013.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus, at no cost, by visiting our internet website at http://www.emergelp.com, or by writing or calling us at the address below. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

Emerge Energy Services LP
Investor Relations
180 State Street, Suite 225,
Southlake, TX 76092
(817) 865-5830

 FORWARD-LOOKING STATEMENTS

        Certain statements and information included in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus or any prospectus supplement contain or may contain forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words "will," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our expected revenues, our future profitability, our expected capital expenditures (including for maintenance or expansion projects and environmental expenditures) and the impact of such expenditures on our performance, and the costs of operating as a publicly traded limited partnership. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under "Risk Factors" in our most recent Annual Report on Form 10-K, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

  •
  failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract;

  •
  competitive conditions in our industry;

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  the amount of frac sand we are able to excavate and process, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

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  the volume of frac sand we are able to sell;

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  the price at which we are able to sell frac sand;

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  changes in the long-term supply of and demand for oil and natural gas;

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  volatility of fuel prices;

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  unanticipated ground, grade or water conditions at our sand mines;

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  actions taken by our customers, competitors and third-party operators;

  •
  our ability to complete growth projects on time and on budget;

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  inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

  •
  environmental hazards;

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  industrial accidents;

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  changes in laws and regulations (or the interpretation thereof) related to the mining and hydraulic fracturing industries, silica dust exposure or the environment;

  •
  inability to acquire or maintain necessary permits or mining or water rights;

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  facility shutdowns in response to environmental regulatory actions;

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  inability to obtain necessary production equipment or replacement parts;

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  reduction in the amount of water available for processing;

  •
  labor disputes and disputes with our excavation contractor;

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  late delivery of supplies;

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  difficulty collecting receivables;

  •
  inability of our customers to take delivery or our products;

  •
  changes in the price and availability of transportation;

  •
  fires, explosions or other accidents;

  •
  cave-ins, pit wall failures or rock falls; and

  •
  the effects of future litigation.

        You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

v

ABOUT EMERGE ENERGY SERVICES LP

        We are a publicly-traded limited partnership formed in 2012 by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets. Our current operations are organized into two service-oriented business segments: our Sand segment and our Fuel segment. Through our Sand segment, we are engaged in the businesses of mining, processing, and distributing silica sand, a key input for the hydraulic fracturing of oil and gas wells. Our Fuel segment processes transmix, distributes refined motor fuels and renewable fuels, operates bulk motor fuel storage terminals, and provides complementary services. We believe this diverse set of operations provides a stable cash flow profile when compared to companies with only one line of business. We conduct our Sand operations through our subsidiary SSS and our Fuel operations through our subsidiaries Direct Fuels and AEC. We believe that our subsidiary brands, especially our SSS brand, have significant name recognition and a strong reputation with our customers.

        Our general partner, Emerge Energy Services GP LLC, is a Delaware limited liability company. We are managed by our general partner.

        We own 100% of Emerge Energy Services Finance Corporation. Emerge Energy Services Finance Corporation was organized for the purpose of co-issuing our debt securities and has no material assets or liabilities other than as co-issuer of our debt securities. Its activities will be limited to co-issuing our debt securities and engaging in activities related thereto.

        Our operating companies may unconditionally guarantee any series of debt securities offered by this prospectus, as set forth in an applicable prospectus supplement. As used in this prospectus, the term "subsidiary guarantors" mean the subsidiaries that unconditionally guarantee any such series of debt securities.

        Our principal executive offices are located at 180 State Street, Suite 225, Southlake, TX 76092 and our telephone number for our principal executive office is (817) 865-5830.

 RISK FACTORS

        An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those that may be included in any applicable prospectus supplement, as well as risks described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included or incorporated by reference in this prospectus, any prospectus supplement and the documents we incorporate by reference.

        If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

 USE OF PROCEEDS

        Unless otherwise indicated to the contrary in an applicable prospectus supplement, we will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include future acquisitions, capital expenditures, debt repayment and additions to working capital.

        Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as income before taxes plus fixed charges less capitalized interest. "Fixed charges" consist of interest expensed and capitalized and an estimate of interest within rent expense.

		Year Ended December 31,
	Three Months Ended March 31, 2014
		2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	9.0	3.8	2.3	—	—	(1)

(1)
The ratio of earnings to fixed charges was less than 1:1 for the years ended December 31, 2011 and 2010. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $0.9 million and $17.0 million of earnings for the years ended December 31, 2011 and 2010, respectively.

 DESCRIPTION OF OUR COMMON UNITS

        The following description of our common units is not complete and may not contain all the information you should consider before investing in our common units. This description is summarized from, and qualified in its entirety by reference to, our partnership agreement, which has been publicly filed with the SEC. See "Where You Can Find More Information."

Common Units

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners under our partnership agreement. For a description of the rights and privileges of holders of our common units to partnership distributions, see "How We Make Cash Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see "The Partnership Agreement." As of May 30, 2014, 23,628,275 common units were outstanding.

Transfer Agent and Registrar

        Duties.    American Stock Transfer and Trust Company, LLC serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There are no charges to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial owner's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

        Our common units are listed on the New York Stock Exchange under the symbol "EMES."

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

        We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis by one or more guarantors, if any. The obligations of any guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. In the event that any series of debt securities and guarantees will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities or guarantees.

        The debt securities and any guarantees will be issued under an indenture among us, the subsidiary guarantors, if any, and Wells Fargo Bank, N.A., as trustee. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

        As used in this section only, references to "the Partnership" refer only to Emerge Energy Services LP., and the words "we," "us" or "our" refer only to the Partnership and, in the event it acts as co-issuer of the debt securities, Emerge Energy Services Finance Corporation, but it does not refer to any of our other subsidiaries or, in the event that Emerge Energy Services Finance Corporation does not act as co-issuer of the debt securities, Emerge Energy Services Finance Corporation.

General

        The terms of each series of debt securities and guarantees will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer's certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities and guarantees will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

  •
  whether Emerge Energy Services Finance Corporation is acting as co-issuer;

  •
  the title and ranking of the debt securities (including the terms of any subordination provisions);

  •
  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the principal of the securities of the series is payable;

  •
  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

  •
  the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

  •
  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

  •
  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  •
  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

  •
  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

  •
  the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

  •
  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

  •
  if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

  •
  the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

  •
  any provisions relating to any security provided for the debt securities or the guarantees;

  •
  any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

  •
  any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

  •
  the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

  •
  any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

  •
  the terms, if any, of any guarantee of the principal of and interest on the debt securities (including the identity of any guarantor), whether any such guarantee shall be made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee. (Section 2.2)

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

        You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see "Global Securities."

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a "successor person") unless:

  •
  we are the surviving entity or the successor person (if other than us) is a corporation, limited liability company, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

  •
  immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing;

  •
  if we are not the successor person, each guarantor, unless it has become the successor person, confirms that its guarantee shall continue to apply to the obligations under the debt securities and the indenture to the same extent as prior to such merger, conveyance, transfer or lease, as applicable; and

  •
  certain other conditions are met.

        Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

        "Event of Default" means with respect to any series of debt securities, any of the following:

  •
  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

  •
  default in the payment of principal of any security of that series at its maturity;

  •
  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

  •
  certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us;

  •
  any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

        No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

        We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

        If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

  •
  that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

  •
  the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

        Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

        We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

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  to cure any ambiguity, defect or inconsistency;

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  to comply with covenants in the indenture described above under the heading "Consolidation, Merger and Sale of Assets";

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  to provide for uncertificated securities in addition to or in place of certificated securities;

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  to surrender any of our rights or powers under the indenture;

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  to add covenants or events of default for the benefit of the holders of debt securities of any series;

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  to comply with the applicable procedures of the applicable depositary;

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  to make any change that does not adversely affect the rights of any holder of debt securities;

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  to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

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  to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

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  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

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  to reflect the release of a guarantor of the debt securities in accordance with the terms of the indenture; or

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  to add guarantors with respect to any or all of the debt securities or to secure any or all of the debt securities or the guarantees. (Section 9.1)

        We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

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  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

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  reduce the principal amount of discount securities payable upon acceleration of maturity;

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  waive a default or Event of Default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

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  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

  •
  waive a redemption payment with respect to any debt security; or

  •
  if the debt securities of that series are entitled to the benefit of a guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders. (Section 9.3)

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

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  we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

  •
  any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series ("covenant defeasance").

        The conditions include:

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  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4).

No Personal Liability of Directors, Officers, Employees, Partners or Unitholders

        None of our past, present or future directors, officers, employees, partners or unitholders, as such, will have any liability for any of our obligations under the debt securities, the guarantee or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law). (Section 12.10)

Subsidiary Guarantors

        The Partnership, as the parent company, has no independent assets or operations. The Partnership's operations are conducted by its subsidiaries through its operating company subsidiary, Emerge Energy Services Operating, LLC. Each of Emerge Energy Services Operating, LLC and the Partnership's other subsidiaries is a guarantor (other than Emerge Energy Services Finance Corporation, a 100% owned subsidiary of the Partnership whose sole purpose is to act as co-issuer of any debt securities, and subsidiaries that are minor). Each guarantor is a 100% owned subsidiary of the Partnership. The guarantees registered under the registration statement will be full and unconditional and joint and several, subject to certain automatic customary releases, including sale, disposition, or transfer of the capital stock or substantially all of the assets of a subsidiary guarantor, exercise of legal defeasance option or covenant defeasance option, and designation of a subsidiary guarantor as unrestricted in accordance with the indenture. There are no significant restrictions on the ability of the Partnership or any guarantor to obtain funds from its subsidiaries by dividend or loan. None of the assets of the Partnership or a guarantor represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

        Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

        DTC has advised us that it is:

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  a limited-purpose trust company organized under the New York Banking Law;

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  a "banking organization" within the meaning of the New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants' records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

        To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

        Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

        So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

        Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

        DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

        As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

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  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  •
  we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

  •
  an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

        We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of this agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere:

  •
  with regard to distributions of available cash, please read "How We Make Cash Distributions";

  •
  with regard to the fiduciary duties of our general partner, you should read the risk factors included in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those that may be included in the applicable prospectus supplement;

  •
  with regard to the transfer of common units, please read "Description of Our Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Income Tax Consequences."

Organization and Duration

        We were formed in April 2012 as a Delaware limited partnership. Our partnership will have perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than our current operations, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

        Common unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." For a discussion of our general partner's right to contribute capital to maintain its and its affiliates' percentage interest if we issue partner interests, see "—Issuance of Additional Partner Interests."

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a "unit majority" require the approval of a majority of the common units.

        In voting their common units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

        The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Issuance of additional units	No approval rights. See "—Issuance of Additional Partner Interests."
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of our limited partners. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."

Merger of the Partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of the Partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of the Partnership upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2023 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."
Transfer of general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2023. Please read "—Transfer of Ownership Interests in our General Partner Interest."

Transfer of ownership interests in our general partner	No approval rights at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Subject to certain limited exceptions, our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

  •
  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

  •
  asserting a claim arising pursuant to or to interpret and enforce any provision of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act; or

  •
  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Certain of our subsidiaries conduct business in Alabama, Ohio, Pennsylvania, Texas and Wisconsin. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating companies may require compliance with legal requirements in the jurisdictions in which our operating companies conduct business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our member interest in our operating companies or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or liability company statute, or that the right, or exercise of the right by the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partner Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner or general partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units, voting together as a single class (including common units held by our general partner and its affiliates) unless we obtain an opinion of counsel regarding limited liability. As of May 30, 2014, affiliates of our general partner owned approximately 47.9% of the outstanding common units.

No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any other partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for United States federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate for the creation, authorization, or issuance of additional partner interests or rights to acquire partner interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

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  any other amendments substantially similar to any of the matters described above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any partner if our general partner determines that those amendments:

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  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of common units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in the prospectus filed as part of our initial registration statement on Form S-1 or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

        Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

          (1)   the election of our general partner to dissolve us, if approved by the holders of common units representing a unit majority;

          (2)   there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

          (3)   the entry of a decree of judicial dissolution of the Partnership; or

          (4)   the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of common units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither the Partnership nor our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for United States federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2023 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See "—Transfer of General Partner Interest."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding classes of common units voting as a single class may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, voting together as a single class, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding common units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. As of May 30, 2014, affiliates of our general partner owned approximately 47.9% of the outstanding common units.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of the general partner interest. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we are required to reimburse the departing general partner for all amounts due to the general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of Ownership Interests in Our General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in the Partnership to:

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  an affiliate of our general partner (other than an individual), or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest to another person prior to June 30, 2023 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Emerge Energy Services GP LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. See "—Meetings; Voting."

Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to purchase all, but not less than all, of the limited partner interests of the class held by public unitholders, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days' notice. As of May 30, 2014, affiliates of our general partner owned approximately 47.9% of the outstanding common units.

        The purchase price in the event of such an acquisition will be the greater of:

          (1)   the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

          (2)   the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

        As a result of our general partner's right to purchase outstanding common units, a holder of common units may have its common units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The United States federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material Income Tax Consequences—Disposition of Common Units."

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to United States federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the nationality, citizenship or other related status of our limited partner (and their owners, to the extent relevant); and

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  permit us to redeem the common units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the board to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Non-Taxpaying Assignees; Redemption

        To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under certain laws or regulations that may be applicable to our future businesses or operations, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for United States federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our partners, has, or is reasonably likely to have, a material adverse effect on any maximum applicable rates chargeable to customers by our subsidiaries at such time, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the United States federal income tax status of our partner (and their owners, to the extent relevant); and

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  permit us to redeem the common units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the general partner to obtain proof of the United States federal income tax status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our unitholders and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Partner Interests." However, if at any time any person or group, other than our general partner and its affiliates, a direct or subsequently approved transferee of our general partner or their affiliates, or, upon the approval by the general partner, any other unitholder, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

          (1)   our general partner;

          (2)   any departing general partner;

          (3)   any person who is or was an affiliate of our general partner or any departing general partner;

          (3)   any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

          (4)   any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

          (5)   any person who controls our general partner or any departing general partner; or

          (6)   any person designated by our general partner.

        We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax reporting and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder of a unit with tax information reasonably required for federal and state income tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his/her interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

          (1)   a current list of the name and last known address of each record holder;

          (2)   copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed (provided that this obligation shall be satisfied to the extent that true and correct copies of such documents are publicly available with the SEC via its Electronic Data Gathering, Analysis and Retrieval system);

          (3)   information regarding the status of our business and financial condition (provided that this obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

          (4)   any other information regarding our affairs that our general partner in its sole discretion determines is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners' trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. In addition, the partners do not have a right to receive information from us for the purpose of determining whether to pursue litigation or assist in pending litigation against us except pursuant to applicable rules of discovery.

HOW WE MAKE CASH DISTRIBUTIONS

General

  Our Cash Distribution Policy

        Our policy is to distribute all of the cash available for distribution we generate each quarter. Within 60 days after the end of each quarter, we will make distributions, as determined by the board of directors of our general partner, to unitholders of record on the applicable record date. Cash available for distribution for each quarter generally equals the cash we generate during the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate. We do not maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or otherwise to reserve cash for distributions, nor do we incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

        Because our policy is to distribute all cash available for distribution each quarter, without reserving cash for future distributions or borrowing to pay distributions during periods of low cash flow from operations, our unitholders have direct exposure to fluctuations in the amount of cash generated by our business. The amount of our quarterly distributions, if any, varies based on our operating cash flow during each quarter. Our cash distributions, if any, are not stable and vary from quarter to quarter as a direct result of variations in our operating performance and cash flow, which will be affected by product price fluctuations and demand trends as well as our working capital requirements and capital expenditures. These variations may be significant. We may change our distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

  Limitations on Cash Distributions; Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive cash distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

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  Our unitholders have no contractual or other legal right to receive cash distributions from us on a quarterly or other basis. Our policy is to distribute to our unitholders each quarter all of the cash available for distribution we generate each quarter, as determined quarterly by the board of directors of our general partner, but it may change this policy at any time.

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  Our ability to make cash distributions pursuant to our cash distribution policy is subject to our compliance with our credit facility, which contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these financial covenants or if we are otherwise in default under our credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

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  Our business performance and cash flows are less stable than the business performance and cash flows of most publicly traded partnerships. As a result, our cash distributions can be volatile and vary quarterly and annually. Unlike most publicly traded limited partnerships, we do not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase quarterly distributions over time. Furthermore, none of our limited partner interests, including those held by Insight Equity and its affiliated investment vehicles, are subordinate in right of distribution payment to the common units sold in this offering.

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  Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, and the establishment of or increase in those reserves could result in a reduction in cash distributions to our unitholders. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

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  Prior to making any distributions on our units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us, but does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash to pay distributions to our unitholders

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  The amount of cash available for distribution, the distributions we pay under our cash distribution policy and the decision to make any distribution will be determined by the board of directors of our general partner. Our partnership agreement does not provide for any minimum quarterly distributions.

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  Under Section 17-607 of the Delaware Act, we may not make a distribution to our limited partners if the distribution would cause our liabilities to exceed the fair value of our assets.

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  We may lack sufficient cash to make distributions to our unitholders due to a number of factors that would adversely affect us, including but not limited to decreases in revenues or increases in operating expenses, principal and interest payments on debt, working capital requirements, capital expenditures or anticipated cash needs. See "Risk Factors" in the documents incorporated by reference in this prospectus and any applicable prospectus supplement for information regarding these factors.

        We expect to pay our distributions within sixty days of the end of each quarter.

Common Units Eligible for Distribution

        Each common unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro-rata basis, and each common unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other unit.

Method of Distributions

        We will make distributions pursuant to our general partner's determination of the amount of cash available for distribution for the applicable quarter, which we will then distribute to our unitholders, pro rata; provided, however, that we may change this policy at any time and our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank as to distributions. Our partnership agreement permits us to borrow to make distributions, but we are not required and do not intend to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter. We do not have a legal obligation to pay distributions, and the amount of distributions paid and the decision to make any distribution is determined by the board of directors of our general partner.

General Partner Interest

        Our general partner owns a non-economic general partner interest and therefore is not entitled to receive cash distributions. However, Insight Equity and its related investment vehicles, which owns all of the outstanding member interests in Emerge Holdings, owned 10,416,341 of our common units as of May 30, 2014 and may acquire additional of our common units and other equity interests in the future, and is entitled to receive pro rata distributions therefrom.

Adjustments to Capital Accounts Upon Issuance of Additional Common Units

        We will make adjustments to capital accounts upon the issuance of additional common units. In doing so, we will generally allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders prior to such issuance on a pro rata basis, so that after such issuance, the capital account balances attributable to all common units are equal.

 MATERIAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us," "we" or "our company" are references to Emerge Energy Services LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

        No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, our tax treatment, or the tax treatment of an investment in our company, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Uniformity of Units"); and (iv) the availability or extent of the Section 199 deduction to our unitholders.

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the mining, exploration, production, transportation, processing, refining and storage and marketing of any mineral or natural resource, including silica sand and crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

  •
  We will be classified as a partnership for federal income tax purposes; and

  •
  Except for Emerge Energy Distributors Inc., each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

  •
  Except for Emerge Energy Distributors Inc., neither we nor any of our operating subsidiaries have elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; and

  •
  For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of Emerge Energy Services LP will be treated as partners of Emerge Energy Services LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Emerge Energy Services LP for federal income tax purposes. A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Emerge Energy Services LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Emerge Energy Services LP for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read the discussion below under "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in our company because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will generally have a share of our nonrecourse liabilities based on his share of our profits. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  (a)
  interest on indebtedness properly allocable to property held for investment;

  (b)
  our interest expense attributed to portfolio income; and

  (c)
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to us, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

  (a)
  his relative contributions to us;

  (b)
  the interests of all the partners in profits and losses;

  (c)
  the interest of all the partners in cash flow; and

  (d)
  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election," "—Disposition of Common Units—Uniformity of Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

        As a result, during this period:

  (a)
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  (b)
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  (c)
  while not entirely free from doubt, all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Tax Rates.    Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts currently applies. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income and (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued guidance in the form of proposed and final Treasury Regulations regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Disposition of Common Units—Uniformity of Units."

        We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Disposition of Common Units—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Disposition of Common Units—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

        Silica Sand Depletion.    In general, we are entitled to depletion deductions with respect to silica sand mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for silica sand is 5%.

        Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses (discussed below), or the amount of gain realized upon the disposition, will be treated as ordinary income to us.

        Mining Exploration and Development Expenditures.    We have elected to currently deduct mining exploration expenditures that we pay or incur to determine the existence, location, extent or quality of silica sand deposits prior to the time the existence of silica sand in commercially marketable quantities has been disclosed.

        If a mine reaches the producing stage in any taxable year, amounts we deducted for mine exploration expenditures must be recaptured and reduce future depletion deductions by the amount of the recapture, as described below. In the alternative, we may elect, in such taxable year and with respect to all such mines reaching the producing stage during such taxable year, to include such amount in our taxable income. A mine reaches the producing stage when the major part of the silica sand production is obtained from working mines rather than those opened for the purpose of development or the principal activity of the mine is the production of developed silica sand rather than the development of additional silica sand for mining. Assuming the election described above is not made, this recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine has been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

        We generally elect to defer mine development expenses, consisting of expenditures incurred in making silica sand accessible for extraction, after the exploration process has disclosed the existence of silica sand in commercially marketable quantities, and deduct them on a ratable basis as the silica sand benefited by the expenses is sold.

        Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. Please read "—Disposition of Common Units." Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than some S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60-month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

        Sales of Silica Sand Reserves.    If any silica sand reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our silica sand reserves or the mined silica sand sold are held by us:

  •
  for sale to customers in the ordinary course of business (i.e., we are a "dealer" with respect to that property);

  •
  for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code; or

  •
  as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

        In determining dealer status with respect to silica sand reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

        We intend to hold our silica sand reserves for use in a trade or business and achieve long-term capital appreciation. Although our general partner may consider strategic sales of silica sand reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales of silica sand reserves. Thus, the general partner does not believe we will be viewed as a dealer. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a "dealer" in silica sand reserves.

        If we are not a dealer with respect to our silica sand reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

        A unitholder's distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

        If we are not a dealer with respect to our silica sand reserves and that property is not used in a trade or business, the property will be a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period of such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

        Upon a disposition of silica sand reserves, a portion of the gain, if any, equal to the lesser of (1) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses or (2) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

        Deduction for U.S. Production Activities.    Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, a unitholder will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to nine percent of his qualified production activities income, but not to exceed 50% of the Form W-2 wages actually or deemed paid by him during the taxable year and allocable to domestic production gross receipts.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, a unitholder will aggregate his share of the qualified production activities income allocated to him by us with his qualified production activities income from other sources. A unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent that a unitholder's share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at risk rules, or the passive activity loss rules. Please read "—Tax Consequences of Common Unit Ownership—Limitations on Deductibility of Losses."

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by such unitholder during the calendar year that are deducted in arriving at qualified production activities income. Unitholders are treated as having been allocated IRS Form W-2 wages from us equal to such unitholder's allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year.

        This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and Latham & Watkins LLP is unable to express any opinion, as to the availability or extent of the Section 199 deduction to our unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder's ability to claim the Section 199 deduction may be limited.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation and depletion recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  (a)
  a short sale;

  (b)
  an offsetting notional principal contract; or

  (c)
  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has provided a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

        Uniformity of Units.    Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units.

In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

        Recent changes in law may affect certain foreign unitholders. Please read "—Administrative Matters—Additional Withholding Requirements."

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names Emerge Energy Services GP LLC as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Additional Withholding Requirements.    Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (FDAP Income), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (Gross Proceeds) paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

        These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  whether the beneficial owner is:

  1.
  a person that is not a United States person;

    2.
    a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

    3.
    a tax-exempt entity;

  (c)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (a)
  for which there is, or was, "substantial authority" or

  (b)
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

  (a)
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties;"

  (b)
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  (c)
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us , and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in the States of Alabama, Ohio, Pennsylvania, Texas and Wisconsin. Alabama, Ohio, Pennsylvania and Wisconsin currently impose a personal income tax on individuals and an income tax on corporations and other entities. The State of Texas does not currently impose an income tax on individuals, although it does impose a franchise tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections" above. Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local, alternative minimum tax or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

 PLAN OF DISTRIBUTION

        The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  through underwriters, brokers or dealers; or

  •
  through a combination of any of these methods of sale.

        In addition, we may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, we may be required by the securities laws of certain states to offer and sell Securities only through registered or licensed brokers or dealers.

        We will fix a price or prices of our securities at:

  •
  market prices prevailing at the time of any sale under this registration statement;

  •
  prices related to market prices; or

  •
  negotiated prices.

        We may change the price of the securities offered from time to time.

        Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters or their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers or their affiliates may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        We may offer the common units covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at—the—market offerings will be described in the prospectus supplement relating thereto.

        A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

        Because the Financial Industry Regulatory Authority, Inc., or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

        The maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

        In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over—allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

 VALIDITY OF THE SECURITIES

        The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Latham & Watkins LLP will also render an opinion on the material income tax consequences regarding such securities. The validity of certain guarantees with respect to the debt securities offered by this prospectus will be passed upon for us by Bradley Arant Boult Cummings LLP. Legal counsel to any underwriters may pass upon legal matters for such underwriters and will be named in the applicable prospectus supplement.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in New Auburn, Wisconsin incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report prepared by Short Elliot Hendrickson Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in Barron, Wisconsin incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report prepared by Cooper Engineering Company, Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in Kosse, Texas incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report prepared by Westward Environmental, Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

SUBSIDIARY GUARANTORS

        Each subsidiary guarantor of the notes is exempt from reporting under the Exchange Act pursuant to Rule 12h-5 under the Exchange Act. We have no independent assets or operations, the guarantees of our subsidiary guarantors are joint and several and full and unconditional, subject to certain customary automatic release provisions, including any sale, exchange or transfer of all our equity interests in such subsidiary guarantor to any person that is not an affiliate of us, the merger of such subsidiary guarantor into either issuer or other subsidiary guarantor of the notes, the liquidation and dissolution of such subsidiary guarantor or, with respect to any series of debt securities, upon the occurrence of any other condition set forth in the board resolution, supplemental indenture or officer's certificate establishing the terms of such series of debt securities. Our subsidiaries other than our subsidiary guarantors are minor and there are no significant restrictions on our ability or the ability of any subsidiary guarantor to obtain funds from its subsidiaries.

Emerge Energy Services LP

3,515,388 Common Units
Representing Limited Partner Interests

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June 20, 2014